Exhibit 99.1

HERCULES COMPLETES SALE OF STAKE IN CP KELCO

WILMINGTON, DE, FEBRUARY 12, 2004 . . . Hercules Incorporated (NYSE: HPC) announced today that it has completed the sale of its minority ownership interest in CP Kelco ApS to J.M. Huber Corporation.  The transaction was previously announced on January 26, 2004.

Incorporated

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact	Allen A. Spizzo	(302) 594-6491

J.M. Huber Corporation

J.M. Huber Corporation is one of the largest family-owned companies in the U.S.  It is a diversified multinational supplier of engineered materials, natural resources and technology-based services to markets ranging from paper and energy to plastics and construction.  For more information visit the Huber website at www.huber.com.

CP Kelco

CP Kelco is a leading global producer of xanthan gum, pectin and carrageenan. The company has more than 2,000 customers in over 100 countries, with facilities in North America, Europe, Asia and Latin America. For more information on the company, please visit www.cpkelco.comwww.cpkelco.com.

Contact:	Charles Oswald	(302) 594-6117